Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on:

●	Form S-1 (Nos. 333-234330, 333-238317, 333-261443, 333-262550, 333-268002, 333-268738, 333-269083, 333-272297, 333-272304, 333-280363 and 333-280423),

●	Form S-3 (Nos. 333-211943, 333-211944, 333-230672, 333-232860, 333-233623, 333-248238, 333-254744 and 333-290712), and

●

Form S-8 (Nos. 333-147334, 333-157041, 333-164469, 333-171981, 333-180461, 333-185998, 333-194383, 333-196764, 333-203109, 333-208985, 333-211754, 333-215680, 333-218469, 333-222625, 333-236328, 333-252155, 333-264953, 333-271053, 333-280388, and 333-291792)

of our report dated April 2, 2025, before the effects of the adjustments to retrospectively apply the discontinued operations reclassifications related to the dispositions described in Notes 13 and 14, the retrospective adjustments to share and per share data as a result of the reverse stock split as described in Note 1, as well as the correction of the error described in Note 15, relating to the consolidated financial statements of NovaBay Pharmaceuticals, Inc. (the “Company”) as of and for the year ended December 31, 2024, which included an explanatory paragraph related to the Company seeking approval from its stockholders for voluntary dissolution, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ WithumSmith+Brown, PC

New York, New York

March 19, 2026